Exhibit 99.1

DESCRIPTION OF THE BUSINESS OF X4 PHARMACEUTICALS, INC.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases. Our pipeline is comprised of potentially first-in-class, oral, small molecule antagonists of chemokine receptor CXCR4, which have the potential to treat a broad range of rare diseases, including primary immunodeficiencies, or PIs, and certain types of cancer. CXCR4 is stimulated by its only chemokine ligand, CXCL12, and plays a key role in enabling the trafficking of immune cells and effectively monitoring the function of the immune system, or immunosurveillance. Overstimulation of the CXCL12/CXCR4 pathway leads to inhibition of the immune response, or immunosuppression. Our lead product candidate, mavorixafor (X4P-001), has completed a Phase 2 clinical trial in patients with Warts, Hypogammaglobulinemia, Infections, and Myelokathexis, or WHIM, syndrome, which is a PI. We plan to initiate a Phase 3 pivotal clinical trial of mavorixafor for the treatment of patients with WHIM syndrome in the second quarter of 2019 and report top-line data from this trial in 2021. Beyond WHIM syndrome, we plan to initiate a Phase 1 clinical trial of mavorixafor in another PI, severe congenital neutropenia, or SCN, and a Phase 1/2 clinical trial of mavorixafor in Waldenström macroglobulinemia, or WM, in 2019. We expect to report data from the SCN trial in the middle of 2020 and data from the WM trial in the second half of 2020.

PIs are a group of more than 250 rare, chronic disorders in which flaws in the immune system cause increased susceptibility to infections and, in some cases, increased risk of cancers. Within this broad disease classification, a number of PIs are attributed to the improper trafficking of immune cells related to the CXCR4 receptor and its ligand CXCL12. Specifically, WHIM syndrome, one of these PIs, is caused by a mutation in the CXCR4 receptor that results in the receptor’s signaling to remain “on” longer than normal. This excessive signaling immobilizes white blood cells, including neutrophils and lymphocytes, in the bone marrow where they are produced and dramatically reduces their ability to move into the blood and perform effective immunosurveillance. WHIM patients often have chronic neutropenia and lymphopenia (abnormally low neutrophils or lymphocytes, respectively) along with increased susceptibility to infections and certain cancers. We sponsored a preliminary independent market research study conducted by a third-party research firm that surveyed 212 physicians in the United States, who reported that over 1,700 patients have either genetically confirmed or are highly suspected to have WHIM syndrome in the United States alone. Based on this study, we estimate there are more than 1,000 genetically confirmed WHIM patients in the United States. Currently, there are no approved therapies for the treatment of WHIM syndrome and care is limited to the symptomatic treatment of the different manifestations of this disease.

Mavorixafor, our lead product candidate, is a potentially first-in-class, oral, allosteric antagonist of the CXCR4 receptor designed to correct the abnormal signaling caused by the receptor/ ligand interaction and enable mobilization and trafficking of immune cells. Mavorixafor has completed an open-label, dose escalation Phase 2 clinical trial in patients with WHIM syndrome. In the Phase 2 trial, we observed that mavorixafor increased neutrophil and lymphocyte counts and was associated with improvement in certain signs and symptoms of WHIM syndrome. The increase in absolute neutrophil counts, or ANCs, was observed in the seven evaluable patients in the trial, with five of seven patients (71%) exceeding the pre-defined target threshold of 600/µL for ANCs. Similarly, we observed that mavorixafor increased absolute lymphocyte counts, or ALCs, with six of seven patients (86%) exceeding the pre-defined target threshold of 1,000/µL for ALCs. These thresholds of 600/µL for ANCs and 1,000/µL for ALCs correspond to the National Cancer Institute’s adverse event grading system, which lists ANCs below 500/µL to be severe or life threatening and ALCs of 1,000/µL within the range of healthy individuals. In the Phase 2 trial, mavorixafor was not associated with any treatment-related serious adverse events and was observed to be well tolerated in daily doses of up to 400 mg for durations of up to 400 days. Additionally, patients experienced improved infection rates, as reported by patients and the trial investigators. Significant and visible reductions in wart lesions were also reported in a patient with a history of untreatable severe wart lesions. To date, over 150 patients in clinical trials have been dosed with mavorixafor which has demonstrated a favorable tolerability profile. Based on the clinical data generated to date and our discussions with the U.S. Food and Drug Administration, or FDA, we have finalized the clinical trial protocol for our Phase 3 pivotal clinical trial of mavorixafor for the treatment of patients with WHIM syndrome and expect to commence the clinical trial in the second quarter of 2019 and report top-line data in 2021.

We believe that mavorixafor’s approach through antagonism of the CXCR4 receptor has been validated by the FDA-approved product plerixafor for injection (marketed as Mozobil). Plerixafor is a CXCR4 antagonist that has been shown to induce white blood cell mobilization and is used for short-term treatment in preparation for stem-cell transplants. In a published investigator-sponsored pilot study of WHIM patients, twice-daily injections of plerixafor demonstrated increased white blood cell counts, including ANCs and ALCs, and reduced infections and wart lesions. We believe that this data validates CXCR4 antagonism as a mechanism of action for treating WHIM syndrome. However, plerixafor is not approved for the treatment of WHIM syndrome and we are not aware of any plans to develop it as a treatment for WHIM syndrome. In addition, plerixafor is only available in injectable form and its use is limited to four days of treatment. We believe that mavorixafor, which is being developed as an oral, once-daily treatment, has the potential to provide less invasive dosing and better patient compliance for life-long use in WHIM patients.

In addition to our initial focus on WHIM syndrome, we believe that the biological rationale and available data on mavorixafor support potential therapeutic benefits across a broad range of PIs, including SCN, and certain lymphomas, such as WM. SCN is a rare blood disorder that is characterized by abnormally low levels of certain white blood cells and has an estimated prevalence of approximately 2,000 to 3,000 persons in the United States and European Union. WM is a rare form of non-Hodgkin’s lymphoma, which has an estimated prevalence of over 13,000 persons in the United States and European Union, at annual incidence rates of 1,000 to 1,500 in the United States and approximately 1,800 in the European Union. We plan to initiate a Phase 1 clinical trial of mavorixafor in SCN and a Phase 1/2 clinical trial of mavorixafor in WM in 2019. We expect to report data from the SCN trial in the middle of 2020 and data from the WM trial in the second half of 2020. We are also currently assessing mavorixafor in the Phase 2a portion of an open-label Phase 1/2 clinical trial for the treatment of patients with clear cell renal cell carcinoma, or ccRCC, in combination with axitinib, an FDA approved small molecule tyrosine kinase inhibitor. Final data from this trial is expected in the second half of 2019. We intend to pursue a strategic collaboration for future development and potential commercialization of mavorixafor in ccRCC and potentially other immuno-oncology indications.

We are also developing X4P-002, a CXCR4 antagonist that has unique properties that we believe will enable it to penetrate the blood-brain barrier and provide appropriate therapeutic exposures to treat brain cancers, including glioblastoma multiforme, or GBM. We are also developing X4P-003, a second generation molecule designed to have an enhanced pharmacokinetic profile relative to mavorixafor, potentially enabling improved patient compliance and ease of use to better serve patients suffering from chronic rare diseases. Both of these programs are in preclinical development.

Our leadership team has considerable experience with research, development and commercialization of therapies to treat rare diseases, including therapies that target chemokine pathways. Paula Ragan, Ph.D., our founding Chief Executive Officer, previously held leadership roles at Genzyme, a Sanofi company. Dr. Ragan led the licensing of the CXCR4 antagonist portfolio from Genzyme and coordinated all phases of the transfer of the knowledge and know-how needed to launch our company. Our co-founder, Renato Skerlj, Ph.D., is an inventor of plerixafor, the only FDA-approved CXCR4 antagonist (for injection only) as well as ertapenem, an anti-bacterial approved by the FDA in 2001. Two members of our Board of Directors also have deep roots in our differentiated chemokine approach, including Gary J. Bridger, Ph.D., who was responsible for the discovery and development of plerixafor as a co-founder and Chief Scientific Officer of AnorMED Inc., until the company’s acquisition by Genzyme in 2006, and Michael S. Wyzga, Chairman of our Board of Directors, who was the Chief Financial Officer of Genzyme during the approval, global launch and subsequent commercialization of plerixafor. We believe the experience of our leadership team provides our company with unique insights into product development and commercialization processes and the identification of other opportunities involving CXCR4 biology.

In October 2018, we received Orphan Drug Designation from the FDA for mavorixafor for the treatment of WHIM syndrome. If mavorixafor is approved for WHIM syndrome, this would provide mavorixafor with up to seven years of market exclusivity for this indication. As of March 15, 2019, we owned or exclusively licensed 12 issued U.S. patents, 10 pending U.S. non-provisional patent applications, five pending U.S. provisional patent applications and approximately 120 PCT and foreign patents and patent applications. We have exclusively licensed a portfolio of patents and patent applications that includes claims to mavorixafor-related molecules, including a granted U.S. patent with composition of matter claims to the new chemical entity defining mavorixafor. This patent is expected to expire in December 2022, excluding possible patent extensions of up to five years. Additionally, we have filed several patent applications for our wholly owned intellectual property portfolio, which includes additional composition of matter claims for our mavorixafor product formulation. If granted, these patent filings are expected to expire in 2036 and beyond.

Prior to March 13, 2019, we were a clinical-stage biopharmaceutical company known as Arsanis, Inc., or Arsanis, that had historically been focused on applying monoclonal antibody immunotherapies to address serious infectious diseases. Arsanis was originally incorporated in the State of Delaware in August 2010. On March 13, 2019, we completed our business combination with X4 Therapeutics, Inc., formerly X4 Pharmaceuticals, Inc., or X4, in accordance with the terms of an Agreement and Plan of Merger, dated as of November 26, 2018, as amended on December 20, 2018 and March 8, 2019, or the Merger Agreement, that we entered into with X4 and Artemis AC Corp., a Delaware corporation and our wholly owned subsidiary, or Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into X4, with X4 continuing as our wholly owned subsidiary and the surviving corporation of the merger, which we refer to as the Merger. At the closing of the Merger, we issued shares of our common stock to X4 stockholders based on an agreed upon exchange ratio, and each option or warrant to purchase X4 capital stock became an option or warrant, respectively, to purchase our common stock, subject to adjustment in accordance with the agreed upon exchange ratio. Following the closing of the Merger, we effected a 1-for-6 reverse stock split of our common stock, our name was changed to X4 Pharmaceuticals, Inc., the business of X4 became our business, and we became a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases. In connection with the closing of the Merger, our stock began trading on the Nasdaq Capital Market under the symbol “XFOR” on March 14, 2019. In addition to our corporate headquarters located in Cambridge, Massachusetts, we also have a research and development team located in Vienna, Austria.

Our Strategy

Our goal is to discover, develop and commercialize novel therapeutics, based on established CXCR4 biology, for the treatment of rare diseases, including a broad range of PIs and cancer. The key tenets of our business strategy to achieve this goal include:

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Advance our lead rare disease program through pivotal clinical development in WHIM syndrome. We have completed a Phase 2 clinical trial of mavorixafor in patients with WHIM syndrome. In the completed Phase 2 trial, we achieved clinical proof-of-concept for mavorixafor in WHIM syndrome, observing a clinically meaningful increase in neutrophil and lymphocyte counts and a favorable tolerability profile. Based on clinical data to date and our discussions with the FDA, we plan to initiate the Phase 3 pivotal clinical trial in the second quarter of 2019 and expect to report top-line data from the trial in 2021.

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Drive community awareness of and support for WHIM syndrome and build patient registries. We are highly focused on our efforts to help build awareness of underserved serious rare diseases, such as WHIM syndrome, among patients, physicians and their support systems. Based on the preliminary independent market research study that we sponsored, we believe that there are more than 1,000 genetically confirmed WHIM patients in the United States. In addition to our sponsored market research and outreach efforts, we have partnered with key patient foundations and registries, including the Jeffrey Modell Foundation, University of Washington, Immune Deficiency Foundation and Hopitaux Universitaires Est Parisien (Trousseau La Roche-Guyon), with the objective of increasing awareness of WHIM syndrome and improving patient diagnosis. In April 2018, we initiated a 300 patient prospective screening study, in collaboration with the Jeffrey Modell Foundation, to establish a systematic diagnostic approach for WHIM syndrome and to support the identification of WHIM patients by combining clinical features and genetic testing. To supplement these efforts, we have also deployed a field force of Medical Science Liaisons, or MSLs, in the United States to further drive education and awareness of WHIM syndrome. We plan to leverage our relationship with our partner organizations and patient registries to provide us with access to patients for clinical trial enrollment, which we believe will provide us with a significant advantage in rare disease drug development where patients are often hard to locate and recruit.

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Advance additional indications for mavorixafor. Our goal is to maximize the commercial potential of mavorixafor. Given aberrant functioning of the CXCR4 receptor is implicated in a variety of PIs, we believe mavorixafor has the potential to offer therapeutic benefits to patients suffering from certain of the 250 already defined PIs beyond WHIM syndrome. The next PI on which we believe mavorixafor can have a meaningful therapeutic effect is SCN and we intend to initiate a Phase 1 trial of mavorixafor in SCN in 2019. We believe mavorixafor may also have the potential to treat certain blood cancers, including WM, where regulation of the CXCR4 receptor has been shown to play a key role in treatment resistance and cancer progression. We intend to initiate a Phase 1/2 trial of mavorixafor in WM in 2019.

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Advance earlier-stage product candidates and leverage insights into CXCR4 biology to further expand our pipeline. Our second product candidate, X4P-002, is currently in preclinical development and is designed to selectively antagonize CXCR4. In preclinical studies, we have observed that X4P-002 has the ability to penetrate the blood-brain barrier and we believe X4P-002 has the potential to provide appropriate therapeutic exposures for GBM. Our third product candidate, X4P-003, is currently in preclinical development and is a second generation peripherally acting CXCR4 antagonist, with an enhanced pharmacokinetic profile relative to mavorixafor. We believe that these improved properties could allow X4P-003 to enable improved patient compliance and ease of use to better serve patients suffering from chronic rare diseases. We intend to leverage our insights into CXCR4 biology and our research capabilities to discover and develop additional product candidates with potential to offer meaningful clinical benefit.

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Independently commercialize our product candidates in certain indications and geographies where we believe we can maximize value. Given the potential of our product candidates to treat a wide variety of diseases, we believe that it will be important to maintain discipline with respect to our development and commercialization efforts. We plan to independently develop product candidates in indications, including rare diseases, where we believe there is a well-defined clinical and regulatory approval pathway and that we believe we can commercialize those product candidates successfully, if approved. In addition, we may seek to enter into strategic collaborations around product candidates, disease areas or geographies that we believe could benefit from the resources of either larger biopharmaceutical companies or those specialized in a particular area of relevance.

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Seek strategic collaborations for mavorixafor in immuno-oncology indications. We intend to pursue strategic collaborations for future development and potential commercialization of mavorixafor in immuno-oncology indications in order to maximize the value of that asset while we maintain our focus on developing mavorixafor for rare diseases. Given what we believe is the significant potential of mavorixafor in immuno-oncology, we believe future development and potential commercialization is better served by the resources of larger biopharmaceutical companies. We are currently assessing mavorixafor in the Phase 2a portion of an open-label Phase 1/2 clinical trial for the treatment of patients with ccRCC in combination with axitinib. Previously, we reported interim data from our Phase 1b melanoma clinical trial in which we observed single-agent activity in the tumor microenvironment, or TME, with meaningful increases in CD8+ T-cells.

Our Approach

We are focused on restoring healthy immune system function by developing selective, oral, small molecule antagonists of chemokine receptor CXCR4 to treat rare diseases, including PIs and cancer. Chemokines are signaling proteins that guide the migration of immune cells within the body by binding to receptors on the surface of target cells. When the chemokine receptor CXCR4 is stimulated by its only chemokine ligand, CXCL12, it plays a key role in enabling the trafficking of immune cells and effective immunosurveillance. When the CXCL12/CXCR4 pathway is overstimulated, immune cells become immobilized, which can lead to immunosuppression.

In the case of PIs, such as WHIM syndrome, overstimulation of the pathway is caused by mutations in the CXCR4 receptor, which results in premature truncations in the CXCR4 protein and causes excessive signaling of the receptor despite normal levels of the ligand CXCL12. This excessive “on” signaling caused by the “gain of function” mutations immobilizes white blood cells in the bone marrow where they are produced, and dramatically decreases their ability to move into the blood and perform immunosurveillance. In other diseases, such as certain types of cancer, the CXCL12/CXCR4 pathway has been found to broadly play a role in disrupted immune cell trafficking in the TME, where there often exists an abnormally high concentration of the ligand CXCL12. Evidence also suggests that the pro-tumor signals between tumor cells and cancer associated fibroblasts occur partly through chemokine signaling, including through the over-production of CXCL12.

We are developing oral allosteric antagonists of CXCR4 in order to block overstimulation of the CXCL12/CXCR4 pathway. Allosteric antagonists bind to a portion of the receptor away from the ligand binding pocket. Allosteric binding results in a conformational change in the receptor that decreases the ligand’s ability to bind and reduces ligand-dependent signaling. We believe allosteric inhibition can robustly block the signaling of the CXCR4 receptor, either when the receptor is mutated, as in the case in PIs and WM, or in the presence of high concentrations of CXCL12, as in the case of many solid tumors. Ultimately, the inhibition of the CXCL12/CXCR4 signaling has the potential to improve immune cell trafficking and immunosurveillance. This is depicted in Figure 1.

Figure 1: CXCL12/CXCR4 and Immune System Responses.

Rationale in Primary Immunodeficiencies

PIs are a group of more than 250 rare, chronic disorders in which flaws in the immune system cause increased susceptibility to infections and, in some cases, increased risk of cancers. Within this broad disease classification, WHIM syndrome is one of a number of PIs that are caused by the improper trafficking of immune cells. WHIM syndrome is a rare genetic disease that results from a “gain of function” mutation in the single gene that encodes for the CXCR4 receptor, with the first such mutation identified in 2003. Since then, a total of nine different CXCR4 mutations have been identified as causing WHIM syndrome. These mutations cause premature truncations in the protein, causing the receptor to remain “on” longer than normal, which results in the retention of white blood cells in the bone marrow where they are produced, and leads to the chronic peripheral neutropenia and lymphopenia that is the observed clinical hallmark of WHIM syndrome.

Figure 2 illustrates the mutation in the CXCR4 receptor leading to abnormal signaling and retention of white blood cells in the bone marrow that occurs in WHIM patients. Figure 2 also depicts our approach to blocking this abnormal signaling with a CXCR4 antagonist, enabling the white blood cells to release into the bloodstream, restoring normal immune function. As depicted below, normally the CXCR4 receptor can be internalized into the cell after CXCL12 binds to it, enabling the receptor to be appropriately “recycled” and the signaling to be diminished. In WHIM patients, however, a mutation truncates the intracellular portion of the CXCR4 receptor as shown by the red “x” below, which prevents the post-binding internalization (“normal recycling”) of the receptor. As a result, the CXCR4 receptor is maintained on the surface of the cell and is exposed to the ligand, which creates a perpetual “on” signaling and immobilizes the cell. Mavorixafor binds to the mutated CXCR4 receptor in a manner that blocks the receptor from being stimulated by CXCL12 regardless of the presence of the ligand, and results in increased mobilization and trafficking of white blood cells from the bone marrow.

Figure 2. WHIM Syndrome: Genetic Mutations in CXCR4 Create Abnormal Trafficking of White Blood Cells

There are other PIs beyond WHIM syndrome that are also believed to be a result of immune trafficking dysregulation. Like WHIM syndrome, these diseases are often characterized by chronic neutropenia, with neutrophil counts of less than 500 cell/µL, chronic lymphopenia, and increased susceptibility to infections and higher incidence of certain cancers. Similar to WHIM syndrome, SCN is a rare blood disorder characterized by increased risks of infections and cancer due to abnormally low levels of certain white blood cells, including neutrophils and lymphocytes, in the body. Additionally, some sub-types of SCN, such as G6PC3 and GATA2 dysfunction immunodeficiencies, have mechanisms that overlap with mechanisms of the CXCL12/CXCR4 pathway. SCN may be inherited as either an autosomal dominant or an autosomal recessive genetic trait. Additionally, many cases of SCN are the result of spontaneous, random mutations. While CXCR4 mutations have not been established as the genetic cause of some of these PIs, in clinical trials mavorixafor has been observed to increase neutrophil and lymphocyte counts across all patients (WHIM syndrome and cancer) dosed at or above 300 mg per day. We believe, therefore, that a CXCR4 antagonist may be able to positively impact patient outcomes by directly addressing immune cell trafficking dysregulation and increasing the levels of circulating white blood cells, including neutrophils, to improve immune system function.

Rationale in Lymphomas and Solid Tumor Cancers

WM is a rare form of non-Hodgkin’s lymphoma and B-cell lymphoproliferative disorder. The second most frequently mutated gene in WM is CXCR4, which occurs in approximately 30% of WM cases, two-thirds of which are the C1013G variant of this gene, which is the same predominant variant as in WHIM syndrome. In WM, somatic mutations of the CXCR4 receptor in B-cell lineages are associated with activating and pro-survival signaling of tumor cells, as well as the possible acquisition of resistance to current recommended standard of care, ibrutinib, a Bruton tyrosine kinase, or BTK, inhibitor. In WM patients who have been treated with ibrutinib, patients with WHIM syndrome-like mutations have a reduced median progression-free survival, or mPFS, as compared to patients without the somatic WHIM syndrome mutation.

In solid tumors, the TME consists of the tumor cells and cancer associated fibroblasts, or CAFs, each of which overproduce growth factors and chemokines to support immune-suppression and malignant cell proliferation and growth. Evidence suggests that the pro-tumor signals between tumor cells and CAFs occur, in part, through chemokine signaling, including through the over-production of CXCL12. The CXCL12/CXCR4 pathway has been shown to be overstimulated in over 20 solid and blood-derived tumor types. Excessive stimulation of CXCR4 due to high concentrations of CXCL12 influences trafficking immune cells, including myeloid-derived suppressor cells, or MDSCs, CD4+ regulatory T-cells, or Tregs, CD8+ T-cells, and mature dendritic cells. We believe that blocking CXCR4 overstimulation can lead to improved immune cell trafficking and increase the absolute number of CD8+ T-cells, thereby also increasing the ratio of CD8+ T-cells to Tregs in the TME.

Our Product Candidates

We are developing a pipeline of potentially first-in-class, oral, small molecule CXCR4 antagonists with the potential to address a broad range of rare diseases, including PIs and cancers. Our product candidates are based on a single novel mechanism of allosteric inhibition of the CXCR4 receptor.

Our Rare Disease Programs

Mavorixafor is our lead product candidate and is a potentially first-in-class, oral, allosteric inhibitor of the CXCR4 receptor targeting the correction of abnormal signaling of the receptor and enabling mobilization and trafficking of immune cells into the bloodstream. We have completed a Phase 2 clinical trial in patients with Warts, Hypogammaglobulinemia, Infections, and Myelokathexis, or WHIM, syndrome, a rare congenital disease caused by a mutation in the single gene that encodes for the CXCR4 receptor, and plan to initiate a Phase 3 pivotal clinical trial of mavorixafor for the treatment of WHIM syndrome in the second quarter of 2019. In addition to our initial focus on WHIM syndrome, we believe that the biological rationale and available data on mavorixafor supports potential therapeutic benefits across a broad range of PIs, including severe congenital neutropenia, or SCN. We plan to initiate a Phase 1 clinical trial for mavorixafor in SCN in 2019. We are also advancing mavorixafor in rare blood cancers, with its initial development focused on Waldenström macroglobulinemia, or WM, where dysregulation of the CXCR4 receptor has been shown to play a key role in treatment resistance and cancer progression. We plan to initiate a Phase 1/2 clinical trial for mavorixafor in WM in 2019. We are also currently conducting the Phase 2a portion of an open-label Phase 1/2 clinical trial for mavorixafor in ccRCC and intend to pursue a strategic collaboration for future development and potential commercialization of mavorixafor in ccRCC and other potential immuno-oncology indications.

The following table summarizes key information about our product candidates. We have retained worldwide clinical development and commercialization rights for the product candidates identified below.

Mavorixafor in WHIM Syndrome

We are developing mavorixafor as a potentially first-in-class, oral, allosteric inhibitor of CXCR4 for the treatment of WHIM syndrome. We have achieved clinical proof of concept for mavorixafor in WHIM syndrome where, in the completed Phase 2 clinical trial, we observed clinically meaningful increases in neutrophil and lymphocyte counts and a favorable tolerability profile. Additionally, patients experienced improved infection rates, as reported by patients and the trial investigators. Substantial and visible reductions in wart lesions were also reported in a patient with a history of untreatable severe wart lesions. We plan to initiate the Phase 3 pivotal clinical trial of mavorixafor in WHIM syndrome in the second quarter of 2019 and expect to report top-line data from this trial in 2021.

Background on WHIM Syndrome

The nomenclature for WHIM syndrome is derived from its clinical characteristics: Warts, Hypogammaglobulinemia, Infections, and Myelokathexis. This acronym, however, does not reflect the broad spectrum of disease manifestations that WHIM patients experience. WHIM syndrome is a rare genetic PI that results from a “gain of function” mutation in the single gene that encodes for the CXCR4 receptor, with the first such mutation identified in 2003. Since then, a total of nine different CXCR4 mutations have been identified as causing WHIM syndrome. These mutations cause premature truncations in the CXCR4 protein, causing the receptor to remain in an “on” state longer than normal, resulting in compromised immune cell trafficking and surveillance.

WHIM patients are typically characterized by having chronic, critically low white blood cell counts, including neutrophils and lymphocytes, which are necessary to mount a healthy immune response to bacterial and viral infections. WHIM patients also sometimes present with warts related to infection with the Human Papilloma Virus, or HPV, and/or low immunoglobulin, or IG, levels, also known as hypogammaglobulinemia. IGs are key proteins that help enable immune responses. In addition, bone marrow aspirates of patients with WHIM syndrome show a “hyper-dense” population of pre-apoptotic immune cells in the bone marrow, which is known as myelokathexis. These conditions reduce the body’s ability to achieve a healthy immune response. For a diagnosis of WHIM syndrome, all four classic characteristics of warts, hypogammaglobulinemia, infections and myelokathexis, do not need to be present, which complicates the diagnosis of these patients.

Genetic testing is used to definitively diagnose WHIM syndrome by confirming the presence of an autosomal dominant mutation in the CXCR4 receptor where only one mutated gene need be affected to cause this disorder. The diagnosis of WHIM syndrome may occur at any age and about one-half of reported patients were diagnosed as adults, mostly between 18 and 40 years of age, and the other half were diagnosed primarily before or at the age of 12 years. WHIM syndrome does not appear to result from a “founder effect,” in which patients are disproportionately segregated in geographic regions due to genetic mutations in a long-ago ancestor, which has thereafter been regionally propagated. WHIM syndrome has been shown typically to have an autosomal dominant pattern of inheritance, which yields a 50% probability of children inheriting the syndrome from an affected parent.

Due to critically low white blood cell counts, patients with WHIM syndrome typically first present with increased susceptibility to repeated bacterial infections, particularly to encapsulated Gram-positive and Gram-negative bacteria, staphylococcus, and mycobacteria. For example, one WHIM patient reported having six episodes of pneumonia before the age of seven years and another WHIM patient reported having one to two episodes of pneumonia every year from infancy until diagnosis at the age of 23 years. Recurrent lung infections, which include bronchitis and pneumonias, in WHIM patients have led to bronchiectasis, a permanent and severe form of lung damage. Additionally, reductions in and loss of hearing due to otitis media, or infections of the ear, have been reported in WHIM patients. Other severe infections such as meningitis have also been reported in WHIM patients and, in rare cases, death due to sepsis. In addition to bacterial infections, WHIM patients exhibit increased frequency and severity of viral infections, especially from common forms of HPV, resulting in warts on the skin and genitalia usually starting in childhood. As a result, WHIM patients have an increased risk of HPV-associated cancers as they age. HPV infections of the genital tract and oropharynx may progress to cervical and head and neck cancers. In some female WHIM patients, epidermal manifestation attributed to HPV may lead to cervical dysplasia and invasive cancer. In addition, HPV-positive oral squamous cell carcinoma has been reported in a patient with WHIM syndrome.

The incidence and prevalence of WHIM syndrome are not well established. We believe this is due to the relatively recent understanding of the underlying genetics of WHIM syndrome, lack of universal or accessible genetic testing, and limited medical education and awareness of the disease, which is in part driven by the lack of available and disease-modifying treatments. The National Organization for Rare Diseases, or NORD, has reported the incidence of WHIM syndrome to be less than one in 1,000,000 based on a single small registry of eight patients in France. Based on a preliminary independent market research study that we sponsored in the United States, which was conducted by a third party research firm, we believe the prevalence of WHIM syndrome worldwide is significantly higher than the incidence statistics implied by the France-based registry. The study solicited input from community-based physicians of different specialties, including physicians focused on non-malignant hematology, immunology, dermatology, pulmonology and infectious diseases, who are known to manage and/or treat patients with WHIM syndrome. The 212 physicians across these specialties in the United States identified to participate in this study reported over 1,700 patients have genetically confirmed or are highly suspected to have WHIM syndrome in the United States alone. The results of this initial study support our estimate of more than 1,000 genetically confirmed WHIM patients in the United States.

WHIM Syndrome Market Awareness and Engagement

We believe that the prevalence of WHIM syndrome worldwide is significantly higher than the reported incidence statistics imply. We are focused on the following priorities to drive awareness of WHIM syndrome and to increase patient and physician engagement:

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Build Patient Registries: We are building a database registry of WHIM patients by working with physicians and patient organizations such as the Jeffrey Modell Foundation and the Immune Deficiency Foundation, as well as through social media outreach. We plan to use our database to help us engage with physicians who may have patients who could potentially enroll in our planned Phase 3 pivotal clinical trial.

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Prospective Screening Study and Registry: We are collaborating with the Jeffrey Modell Foundation in a 300-patient prospective screening study to enable genetic confirmation of suspected WHIM patients. The study is designed to support the identification of WHIM patients by combining clinical features and genetic testing. Once patients are identified, we are partnering with their managing physicians to explore the patient’s potential participation in our registry database.

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U.S. Field Team: We have a focused field team of experienced MSLs covering all regions of the United States to help us increase awareness among physicians, and to help identify physicians who are currently treating WHIM patients or who have patients they believe may have WHIM syndrome. Once patients are identified, we partner with them to explore their potential participation in our screening study and registry database. This field team is further driving the education and awareness of WHIM syndrome through targeted physician outreach and by educating these physicians on how to diagnose WHIM syndrome.

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Support Patient Ambassadors: We have identified patients with WHIM syndrome who have agreed to be ambassadors for this rare disease. We are working with these ambassadors as they partner with informal social networks and patient foundations to form a WHIM syndrome-focused patient organization.

Limited Current Treatment Landscape for WHIM Syndrome

Currently, there are no approved therapies for the treatment of WHIM syndrome. Care is currently limited to the treatment of the different symptoms of WHIM syndrome. The care of WHIM patients is mainly focused on the prevention and management of infections. None of these treatments, however, have been clinically proven to be effective for treating WHIM syndrome nor do they address the underlying cause of this multi-faceted disease, the genetic defect of the CXCR4 receptor. Current symptoms and their limitations are as follows:

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Warts: The presence of warts in WHIM syndrome is driven by an underlying HPV infection. Standard treatments, such as topical therapies (for example, imiquimod and salicylic acid), cryotherapy and laser therapy, as well as more aggressive approaches, such as cauterization or surgical removal, have been ineffective in providing durable treatment of warts associated with chronic HPV infections. As WHIM patients generally have limited response to vaccines, the HPV vaccine has had limited effectiveness. The number, size and severity of visible warts in WHIM patients can have a significant negative impact on the patient’s quality of life and result in social anxiety issues. Left untreated, chronic HPV-infections are also known to increase the risk of cancer. Patients with WHIM syndrome are reported to have more frequent occurrences of difficult to treat HPV-associated cancers, such as head and neck and anogenital cancers.

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Hypogammaglobulinemia: Intravenous or subcutaneous Ig administration, referred to as IVIg or SCIg, respectively, can be administered to patients with low Ig levels. In WHIM patients, the administration of Ig therapies raises Ig levels, but has shown no impact on circulating leukocytes and limited or no impact on immune responses. Ig treatment of patients with WHIM syndrome is based on empirical and anecdotal evidence, and there are no clinical data demonstrating the efficacy of Ig treatment for WHIM syndrome. Ig treatment also does not treat or protect against HPV-associated symptoms and diseases, such as warts and certain cancers. Furthermore, Ig administration is costly and time consuming.

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Infections: WHIM patients are given antibiotics to manage infections. Acute infections usually resolve, although we are aware of reports from clinicians citing death due to pneumonia or sepsis in young WHIM patients. Importantly, even with antibiotic use, infections recur more frequently and persist longer in patients with WHIM syndrome. Further, the toll of multiple, chronic infections in WHIM patients has been known to lead to devastating irreversible pathologies such as hearing loss due to chronic ear infections and bronchiectasis. Patients are sometimes given a granulocyte-colony stimulating factor, or G-CSF, to increase neutrophil counts, but G-CSF has demonstrated little, if any, impact on lymphopenia or the incidence of infections in WHIM patients. In a small registry of eight WHIM patients in France, three of the four patients who received G-CSF continued to have persistent, repeated infections. Side effects of G-CSF include disabling bone pain, which can be more severe in certain age groups. Additional, less common, treatment-limiting complications of chronic G-CSF administration include myelofibrosis and leukemia.

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Myelokathexis: G-CSF is sometimes used to treat the myelokathexis characteristic of WHIM syndrome to try to increase the number of neutrophils outside of the bone marrow, but G-CSF has no effect on lymphocyte and other types of white blood cells. Side effects of G-CSF can include disabling bone pain, myelofibrosis and leukemia.

While the costs of managing the chronic impact of WHIM syndrome are unknown, the per-patient cost of treating PIs that are similar to WHIM syndrome based on drug costs alone exceeds $100,000 per year in the United States utilizing similar therapies, such as antibiotics, IVIg, SCIg and/or G-CSF, despite the limited effectiveness of these treatments. Beyond these estimated direct costs, other costs associated with direct and indirect management of the disease, such as repeated immunization, physician visits, or hospitalizations, have not been quantified but are likely to be significant. We believe there is a significant need for a treatment targeting the underlying excessive signaling caused by mutations to the CXCR4 receptor, which is the established cause of WHIM syndrome.

Proof-of-concept clinical trials conducted using twice-daily skin injections of a CXCR4 antagonist called plerixafor (marketed as Mozobil) appear to favorably impact the multiple clinical effects of WHIM syndrome. In a Phase 1 clinical trial in three WHIM patients, treatment with twice-daily injections of plerixafor was observed to increase circulating levels of both neutrophils and lymphocytes, decrease incidence of infection, and reduce wart lesions, as well as improve bone marrow morphology. Although we believe plerixafor provides validation for the use of a CXCR4 antagonist for the treatment of this disease, it is not an ideal treatment for WHIM patients given it is an injectable treatment with a short half-life, requiring long-term, twice-daily injections, which are impractical for chronic use. In addition, safety for chronic treatment using plerixafor has not been established to support its approval for long-term use. Plerixafor is not approved for the treatment of WHIM syndrome and we are not aware of any plans to develop it as a treatment for WHIM syndrome.

Our Solution

Mavorixafor Profile

Mavorixafor is a potentially first-in-class, oral, allosteric antagonist of the chemokine receptor CXCR4 designed to correct the immunosuppression resulting from the abnormal receptor signaling caused by mutations in the single gene that encodes the CXCR4, and is, therefore, designed to address the underlying cause of WHIM syndrome. We believe the allosteric inhibition of CXCR4 by mavorixafor will allow for an improved pharmacological profile and favorable side effect profile for the treatment of PIs as compared to other CXCR4 antagonists because mavorixafor can block the activity of mutated CXCR4 receptors rather than directly compete with the ligand. In addition, the observed drug exposure in patients, the 23-hour half-life and the bioavailability of mavorixafor support once-daily oral dosing, which we believe will provide convenient dosing and better patient compliance for life-long use. The manufacturing process for mavorixafor utilizes well-established small molecule chemistry, yielding a potential commercial product that can be supported by specialty pharmacy distribution.

Clinical Development Summary

In October 2018, we received Orphan Drug Designation from the FDA for mavorixafor for the treatment of WHIM syndrome. In 2018, we presented results from our Phase 2 clinical trial in WHIM syndrome and expect to initiate a Phase 3 pivotal clinical trial in the second quarter of 2019 and report topline results from such Phase 3 clinical trial in 2021. In March 2019, we submitted our orphan drug designation request to the European Medicines Agency, or EMA, for mavorixafor for the treatment of WHIM syndrome and we expect to receive such designation in the EMA by mid-2019.

Our Phase 2 Clinical Trial

In January 2017, we initiated a Phase 2 clinical trial of mavorixafor for the treatment of patients with WHIM syndrome. This trial was an open-label, dose-escalation trial in eight WHIM patients conducted at two sites in the United States and Australia pursuant to an IND that we submitted to the FDA in June 2016. The primary objective of the Phase 2 trial was to determine the safety and tolerability of mavorixafor and to determine the dose of mavorixafor for exploration in a Phase 3 pivotal clinical trial. The secondary objective of the Phase 2 trial was to evaluate the potential efficacy of mavorixafor in patients with WHIM syndrome by measuring biomarkers, specifically neutrophil and lymphocyte counts, over 24-hour dosing cycles. The frequency of infections, antibiotic use, hospitalizations, severity of warts lesions, and vaccine titer levels, among other metrics, were also examined. To be included in the trial, patients must have had a confirmed genetic diagnosis of WHIM syndrome, be at least 18 years of age and have a neutrophil count equal to or less than 400/µL or a lymphocyte count equal to or less than 650/µL. Patients who had been infected with the human immunodeficiency virus, or HIV, were excluded from the trial, as were patients with recent exposure to plerixafor.

In the trial, patients received escalating doses of mavorixafor starting at 50 mg once daily to 400 mg once daily. Patients received starting doses higher than 50 mg once daily as the trial progressed based on the safety and biomarker response data of earlier patients enrolled in the trial. Patients were dose-escalated from their starting dose based on an in-hospital 24-hour measurement of ANCs and ALCs above or below the pre-defined target thresholds of 600/µL and 1,000/µL, respectively.

Neutrophil counts of less than 500/µL are associated with increased risk of infection and are classified as grade 4 (severe or life threatening) by the National Cancer Institute. The study’s entry criterion was set at a neutrophil count equal to or less than 400/µL, to assure that patients in the trial had neutrophil counts in this “severe or life threatening” category. The response threshold was set at 600/µL to reflect a minimum 50% increase in neutrophil counts and meaningfully above the critical grade 4 limit.

In contrast to neutrophil counts, there is no clinical correlate established for degrees of lymphopenia, so the entry criterion for the trial was set to be in the middle of grade 2 severity (moderate lymphopenia). The response threshold of 1000/µL is within the normal range for lymphocytes and represents a minimum of 50% improvement over lymphocytes counts at trial entry. Given lymphocytes play a key role in the immune response and lymphopenia is a characteristic of WHIM syndrome, a return to normal lymphocyte counts is expected also to be associated with improved immune function.

To assess the blood levels of ANCs and ALCs, patients received mavorixafor at the same dose for at least three weeks to reach steady state. Patients then completed a 24-hour hospital stay at the beginning of which patients were given the appropriate dose of mavorixafor. We then took blood measurements for ANC and ALC over the 24-hour period through standard complete blood count, or CBC, methods. The main biomarker endpoint of the trial was a measurement of the amount of time and by how much ANCs and ALCs remained above or below the predefined thresholds over the 24-hour period. The treatment goal for this endpoint was to increase counts to 600/µL for neutrophils and 1000/µL for lymphocytes.

We completed the dose-titration portion of the Phase 2 trial in March 2018 and, based on the reported results, the Data Review Committee, or DRC, recommended the Phase 3 dose of 400 mg administered once daily based on these results. Following completion of the dose-titration portion of the Phase 2 trial, patients were allowed to continue on study drug in a Phase 2 open-label extension trial. Five patients continue to receive mavorixafor in the open-label extension trial.

In the trial, mavorixafor was reported to be well tolerated across all doses. Treatment-related adverse events reported were dry mouth (n=2), nausea (n=2), dry eye (n=1), nasal dryness (n=1), dyspepsia (n=1), conjunctivitis (n=1) and rash (n=1). No serious adverse events were reported that were deemed related to treatment with mavorixafor and no adverse event met criteria for a treatment-limiting toxicity. One patient discontinued treatment after two weeks because of a treatment-related Grade 1 rash and is not included in the evaluable patients discussed below. Two patients completed the six months of dose titration and declined to continue on treatment in the open-label extension.

In the trial, for all evaluable patients, the lymphocyte counts exceeded threshold at doses at or above 50 mg per day and, except for one patient, the neutrophil counts exceeded threshold at doses at or above 300 mg per day. In the graphs below, the 24-hour in-hospital ANCs and ALCs of all seven patients dosed at 300 mg per day are shown. The ANC of three of the seven patients exceeded the 600/µL neutrophil threshold and therefore were not further dose-escalated. Of the patients whose neutrophil levels did not exceed the target thresholds, three were then dose escalated to 400 mg per day, and one patient declined to continue in the trial. The ALC for six patients (6/7) exceeded the 1,000/µL lymphocyte threshold at the 300 mg dose.

ANC Levels All Patients at 300 mg	ALC Levels All Patients at 300 mg

In the graphs below, the 24-hour in-hospital ANCs and ALCs of three patients who were dose-escalated to 400 mg per day are shown. Two of three patients achieved counts above the threshold levels of both neutrophils and lymphocytes. Although the third patient did not achieve neutrophil counts above threshold, this patient has reported no infections during the nine months since initiating treatment at 400 mg per day, which is reported to be meaningfully reduced as compared to her prior history reported by the trial investigator. Among the three patients with a combined 27 months of treatment at the 400 mg dose, only two infections have been reported at that dose. We believe this may be indicative of the potential clinical benefit of daily dosing with mavorixafor despite varying degrees of increases in the levels of ANCs and ALCs.

ANC Levels All Patients at 400 mg	ALC Levels All Patients at 400 mg

In summary, at mavorixafor doses of 300 mg and 400 mg administered once daily, we observed that five of seven patients achieved the pre-defined thresholds for neutrophils and six of seven patients achieved the pre-defined thresholds for lymphocytes. Doses of mavorixafor above 400 mg per day were not tested in the Phase 2 trial due to the meaningful increased levels of ANCs and ALCs and the favorable tolerability profile observed with the 400 mg per day dose. Based on these data, the DRC recommended that the 400 mg daily dose of mavorixafor be utilized in the Phase 3 pivotal clinical trial.

In addition to the favorable tolerability profile and the achievement of threshold levels of ANCs and ALCs, we observed preliminary evidence of clinical activity in the form of reductions in wart lesions and physician-reported reductions in infection rates. Prior to entering the trial, one patient was reported to have a long history of severe wart lesions that were refractory to all available treatments. This patient had a dramatic and visible reduction in wart burden observed at 26 weeks of treatment; wart burden continued to decrease after 55 weeks of treatment with mavorixafor. The patient has had no treatment of any kind during the trial for warts and the reductions in wart lesions was reported by the investigator as a probable drug effect of mavorixafor. This patient continues to be treated in the extension arm of this trial.

Our Planned Phase 3 Clinical Trial for Patients with WHIM Syndrome

We intend to initiate the Phase 3 pivotal clinical trial in WHIM syndrome in the second quarter of 2019. We expect that the Phase 3 pivotal clinical trial will enroll a minimum of 18 and up to a maximum of 28 WHIM patients across sites in the United States and globally. To be included in the Phase 3 pivotal clinical trial, patients must have had a genetically confirmed diagnosis of WHIM syndrome, have a neutrophil count equal to or less than 400/µL, and a lymphocyte count equal to or less than 650/µL, and no prior exposure to plerixafor. These inclusion criteria are the same as the inclusion criteria used in the Phase 2 trial with respect to these parameters. We intend to randomize patients on a one-to-one basis into the mavorixafor and placebo arms and to administer the study drug at a dose of 400 mg per day over a 52-week treatment period. As reviewed with the FDA, the primary endpoint will be biomarker of neutrophil count time above threshold, or TAT, where the threshold is defined as 500 cells/µL. We plan to also measure other secondary endpoints, including the difference between the treatment arm and the placebo arm in the lymphocyte counts above the predefined 1,000/µL threshold, frequency and severity of infections, number and severity of warts, antibody levels following revaccination, Ig levels, frequency of events requiring rescue therapy, hospitalizations, quality of life metrics, and Patient Reported Outcomes, or PROs, to further assess the potential clinical benefit of mavorixafor in WHIM patients. The Phase 3 pivotal clinical trial’s secondary endpoints, including infection rates and wart burden assessments, and secondary endpoint hierarchy were also reviewed with the FDA. We will enroll patients ages 12 years and older will receive 400 mg, once daily, of mavorixafor. Following completion of the Phase 3 pivotal clinical trial, patients will be allowed to continue on study drug in an open-label expansion trial. If the Phase 3 pivotal clinical trial is successful, we believe this trial will be the only trial required to submit a New Drug Application, or NDA, filing in the United States.

We have participated in an initial Scientific Advice interaction with the EMA. Based on EMA feedback, we believe that a biomarker endpoint similar to that assessed in the Phase 2 trial will be acceptable for the primary endpoint of the Phase 3 pivotal clinical trial to support approval in the European Union. Additionally, we have submitted a request for Orphan Drug Designation, or ODD, in Europe; Orphan Drug Designation was granted for mavorixafor for the treatment of WHIM syndrome in the United States by the FDA.

Mavorixafor in SCN and Additional PIs

We believe mavorixafor may be used to treat a number of additional PIs beyond WHIM syndrome. Particularly, we believe mavorixafor can potentially treat patients with severe congenital neutropenia, or SCN. Like WHIM syndrome, SCN is a rare blood disorder similarly characterized by increased risks of infections and cancer due to abnormally low levels of certain white blood cells, including neutrophils and lymphocytes, in the body. Additionally, some sub-types of SCN have mechanisms that overlap with signaling of the CXCL12/CXCR4 pathway. G-CSF is the standard of care for SCN and is used to stimulate the bone marrow to produce neutrophils. Side effects of G-CSF include disabling bone pain, which can be more severe in certain age groups. Additional, less common, treatment-limiting complications of chronic G-CSF administration include myelofibrosis and leukemia. In SCN cases that are unresponsive to G-CSF, or if leukemia has developed, bone marrow transplants have been made with varying degrees of success. Bone marrow transplants bring additional risks into the management of the disorder. We plan to initiate a Phase 1 clinical trial of mavorixafor in 2019 in certain genetically defined SCNs to assess the potential to expand the use of mavorixafor into additional PIs beyond WHIM syndrome. Given the data that our trials have generated to date in WHIM patients, we expect to start dosing patients with 400 mg of mavorixafor once daily.

Mavorixafor in Waldenström macroglobulinemia

We believe mavorixafor may be used to treat certain blood cancers, including Waldenström macroglobulinemia, or WM. WM, is a rare form of non-Hodgkin’s lymphoma and B-cell lymphoproliferative disorder. The WM landscape has recently been revolutionized by whole-genome sequencing that has identified genetic mutations in the disease. Approximately 30-40% of WM patients have been shown to have gain-of-function, WHIM syndrome-like mutations in the CXCR4 gene in the cancer cells that define this rare form of lymphoma. In WM, somatic mutations of CXCR4 have been found to be associated with activating and pro-survival signaling of tumor cells, as well as the possible acquisition of resistance to several drugs, including anti-CD20 monoclonal antibody, and BTK inhibitors, such as ibrutinib, the current standard of care. For example, in WM patients who have been treated with ibrutinib, patients with WHIM syndrome-like mutations have generally not responded as well to treatment as compared to patients without the somatic WHIM syndrome mutation. The mPFS for WM patients treated with ibrutinib with WHIM-like mutations has been shown to be approximately two years, whereas patients without the mutation have an mPFS of well over five years. We plan to initiate a Phase 1/2 clinical trial of mavorixafor in WM in 2019.

X4P-002

We are also developing X4P-002, a CXCR4 antagonist that has unique properties that we believe will enable it to penetrate the blood-brain barrier with a potential to provide therapeutic exposures necessary to treat glioblastoma multiforme, or GBM. GBM is the one of the most aggressive forms of brain cancer. GBM accounts for about 15% of brain cancers and it is estimated that there were 12,000 new cases of GBM in the United States in 2016. The five-year overall survival is 10%, which demonstrates the need for new therapies that effectively treat GBM.

Malignancies of the brain present greater demands on drug distribution within the body than other tumors due to the blood-brain barrier that actively transports undesired molecules out of the brain. We believe that X4P-002 is the only CXCR4 antagonist product candidate that has been shown, in preclinical studies, to penetrate the blood-brain barrier in levels that exceed the targeted levels required for an optimized anti-cancer effect in animal studies. As a result, we believe that X4P-002 has the potential to be a first-in-class treatment for GBM.

X4P-003

We are also developing X4P-003, a second generation molecule for the treatment of rare diseases linked to defects in CXCR4 trafficking. X4P-003 is designed to have an enhanced pharmacokinetic/pharmacodynamic profile relative to mavorixafor, which could allow X4P-003 to deliver improved patient compliance and ease of use to better serve patients suffering from chronic rare diseases.

Our Immuno-Oncology Programs

Overexpression of CXCL12, the ligand for CXCR4, is found in over 20 solid and blood-derived tumor types, indicating a key role of the CXCL12/CXCR4 pathway in pro-tumor signaling and immunosuppression. We have completed two pilot open label Phase 1b clinical trials in immuno-oncology: a Phase 1b clinical trial of mavorixafor in combination with pembrolizumab to assess our pharmacodynamics in patients with advanced melanoma alone and a Phase 1b clinical trial of mavorixafor in combination with nivolumab for the treatment of patients with clear cell renal cell carcinoma, or ccRCC, after patients have become refractory to nivolumab. Data from our completed Phase 1b clinical trial in melanoma support single-agent activity in the TME with meaningful increases in activated CD8+ T-cells observed. In the Phase 1b trial in ccRCC, we observed clinical improvements in a majority of the patients. We observed a favorable tolerability profile across both trials. We are currently conducting the Phase 2a portion of the open-label Phase 1/2 clinical trial in ccRCC in combination with axitinib. In the Phase 1b portion of the trial, mavorixafor exhibited a favorable tolerability profile, we determined the maximum tolerated dose and patients showed early signs of clinical activity, including a complete response in one heavily pre-treated patient. In June 2018, we reported preliminary results from 47 evaluable patients in the Phase 2a portion of this trial in ccRCC with axitinib, in which we observed a favorable tolerability profile, as well as promising signs of clinical activity in heavily pretreated patients with ccRCC. We expect to announce progression-free survival, or PFS, data as part of an anticipated abstract to be submitted for presentation at a major medical conference in the second half of 2019. We intend to pursue a strategic collaboration for future development and potential commercialization of mavorixafor in ccRCC and other potential immuno-oncology indications.

Our Ongoing Phase 1/2 Clinical Trial in Combination with Axitinib in ccRCC

In 2015, we initiated a two-part Phase 1/2 clinical trial of mavorixafor for the treatment of patients with ccRCC who had received at least one prior line of therapy across multiple sites in the United States and South Korea. We are currently assessing mavorixafor in the Phase 2a portion of the open-label Phase 1/2 trial. The Phase 1b portion of the trial was an open-label, three-by-three dose escalation trial. The goals of the trial are to evaluate the safety, pharmacokinetics and anti-tumor activity of mavorixafor in combination with axitinib to confirm the dose to be used in future clinical development. All patients in the Phase 1b portion of the trial were administered once-daily mavorixafor and 5 mg of axitinib twice daily. Tumor lesions were assessed by computerized tomography, or CT, scans every eight weeks and assessed by central review. Additionally, blood draws to assess drug levels, CBCs and other biomarkers were collected throughout the trial.

Efficacy is being evaluated based on the industry standard Response Evaluation Criteria in Solid Tumors, or RECIST, which are the unified response assessment criteria agreed to by the World Health Organization, United States National Cancer Institute, and European Organisation for Research and Treatment of Cancer. RECIST defines disease progression and tumor response based on these international standards.

We enrolled 16 patients in the Phase 1b portion of the trial and 14 were evaluable for tumor response. We observed an objective response rate, or ORR, of 28.6%, with three partial responses, or PRs, and one complete response, or CR. Additionally, there were nine stable diseases, SDs, and one progressive diseases, or PD, which resulted in a disease control rate, or DCR, of 92.9%. Mavorixafor doses of 200 mg twice per day, 400 mg once per day, and 600 mg once per day were tested in the Phase 1b portion of the trial, and 400 mg once per day was chosen for the open label Phase 2a portion of the trial.

In June 2018, we presented preliminary results from 47 evaluable patients from the ongoing Phase 2a portion of the trial. Patients in this portion of the trial were heavily pre-treated, with 75% of patients having had two or more prior treatments. The interim observed ORR was 23%, with 10 (21%) PRs and one (2%) CR. Additionally, there were 27 SDs and nine PDs, which resulted in a DCR of approximately 81% for this interim analysis.

Best Response* in Clinically Evaluable** Patients (N = 47)

Complete Response (CR)	1 (2%	)
Partial Response (PR)	10 (21%	)
Stable Disease (SD)	27 (57%	)
Progressive Disease (PD)	9 (19%	)
Objective Response Rate (CR + PR)	23%

Clinical cut-off date: March 23, 2018

*	Based on RECIST 1.1 criteria
**	Response data from central review is currently pending for remaining 18 patients

Safety data, which was reported in our American Society of Clinical Oncology Meeting presentation in June 2018, showed that mavorixafor in combination with axitinib was reported to be well tolerated. Treatment-related serious adverse events were diarrhea, hyperkalemia, and hypertension (two patients each, 3%), and blood creatinine increased, nausea, sepsis and trachea-esophogeal fistula (one patient each, 1.5%). The observed tolerability profile of the combination was consistent with axitinib single-agent adverse events observed in other clinical trials.

We intend to present updated data from the Phase 2a portion of the trial in the second half of 2019 and intend to include additional clinical metrics of potential activity, such as mPFS and duration of response as well as additional safety information.

Our Phase 1b Clinical Trial in Combination with Nivolumab in ccRCC

We have completed a Phase 1b trial of mavorixafor for the treatment of patients with ccRCC in combination with the approved immuno-oncology therapy, nivolumab, a PD-1 checkpoint inhibitor. The primary objective of the trial was to evaluate the safety and tolerability of mavorixafor in combination with nivolumab. The trial enrolled patients who have not responded to nivolumab, but who were maintained on nivolumab while mavorixafor was added to their treatment regimen. In addition to safety and tolerability, the trial evaluated early signs of biological activity using biomarkers, and clinical activity as measured by ORR.

Enrolled patients received 400 mg of mavorixafor once daily and continued to receive standard bi-weekly nivolumab therapy. Median duration of treatment with the combination was 3.7 months (range one to 15 months). We observed that five of nine patients had clinical improvements in tumor shrinkage with the addition of mavorixafor.

In the trial, we observed that mavorixafor in combination with nivolumab had an acceptable tolerability profile in ccRCC patients. The most frequent drug related adverse events were diarrhea, nasal congestion, ALT/AST increase, dry eye and fatigue. No grade 4 or 5 adverse events occurred. All Grade 3 serious adverse events related to the combination treatment were reported to be manageable with appropriate intervention. Two patients experienced serious adverse events: one had mucosal inflammation and rash maculo-papular and another had an ALT/AST increase and autoimmune hepatitis.

In addition, in the trial, combination therapy with mavorixafor and nivolumab exhibited anti-tumor activity in some patients with advanced ccRCC who were previously unresponsive to nivolumab monotherapy. Four patients who had progressed on prior nivolumab monotherapy we observed to have a best response of stable disease with the additional mavorixafor to nivolumab treatment. Of the five patients who were stable on prior nivolumab monotherapy, one had a partial response with combination therapy of mavorixafor and nivolumab. Serum biomarker analyses identified significant early changes in cytokines and chemokines, including CXCL9, a chemoattractant ligand for cytotoxic T-cell migration.

Our Phase 1b Clinical Biomarker Trial in Advanced Melanoma

We have completed a Phase 1b biomarker clinical trial in 16 patients with Stage III and IV melanoma. This multi-center trial evaluated the safety and tolerability of mavorixafor alone and in combination with the immuno-oncology therapy pembrolizumab, an approved PD-1 checkpoint inhibitor. The trial evaluated the immune profile of participants’ tumor biopsies and blood to assess changes of key immune cell profiles and inflammatory response markers. Nine patients had both baseline (pre-dose) and post-mavorixafor treatment-evaluable biopsies and were considered as evaluable patients to be included in the analysis. Results from the tumor biopsies taken from melanoma patients, before and after receiving single agent mavorixafor treatment for three weeks, were analyzed. Analyses showed three weeks of single agent mavorixafor monotherapy was associated with tumor immunity. Enhanced immunity was indicated by:

•	increased proliferating CD8+ cells, indicative of cytotoxic T-cell activation;

•	increased IFN-gamma gene expression signature score, suggesting enhanced antigen priming and activation;

•	increased Tumor Inflammation Signature, or TIS, indicative of increased inflammation status in the TME;

•	increased CD8+ T-cell density at the tumor interface, with the total density of CD8+ cells inside the tumor boundary area increased four-fold compared with baseline;

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increased numbers of cells expressing CD3 antigens, a pan T-cell marker, within tumor borders, and decreased expression of VISTA, a checkpoint molecule that inhibits T-cell activation and proliferation; and/or

•	increases in multiple chemoattractant factors in serum, consistent with increased trafficking of immune cells post CXCR4 inhibition.

After single agent mavorixafor treatment, patients received mavorixafor in combination with pembrolizumab for an additional six weeks. Continued signs of positive immune cell changes in the TME were seen with combination treatment. Treatment of additional patients in the trial showed that mavorixafor as a single agent, and in combination with pembrolizumab, continued to be well tolerated. Treatment-related adverse events were diarrhea, fatigue, rash macro-papular and dry eye.

Arsanis Programs

We are currently undertaking a strategic review of our development programs focused on applying monocloncal antibody, or mAb, immunotherapies to address serious infectious diseases that were being developed by Arsanis prior to the Merger. As part of this review, we intend to explore potential collaborations, out-licensing or sale opportunities with respect to, or the discontinuation of, our ASN100 Staphylococcus aureus pneumonia and ASN500 respiratory syncytial virus, or RSV, programs. In addition, we intend to enter into discussions with Bravo Biosciences, LLC, or Bravos, to reduce our already minimal ongoing support of their development of ASN300 for Klebsiella pneumonia or ASN200 for Escherichia coli, which are the subject of an option and license agreement executed with subsidiaries of Bravos during the first half of 2018.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Other firms also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors with us, particularly through collaborative arrangements with large and established companies.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize therapeutics that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain marketing approvals for their products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected because in some cases insurers or other third-party payors, including government programs, seek to encourage the use of generic products. This may have the effect of making branded products less attractive, from a cost perspective, to buyers.

We are aware of other companies that are developing CXCR4 inhibitors that are in a similar stage of development as mavorixafor, including Eli Lilly, Pfizer, Bristol-Myers Squibb, or BMS, BioLineRx, Noxxon, Upsher-Smith, Polyphor and Glycomimetics. To our knowledge, there do not appear to be any competitors with programs in development for WHIM syndrome or SCN. With respect to WM, the Dana Farber Cancer Institute has initiated a trial to study the BMS CXCR4 antibody (IV infusion) in the treatment of WM patients with CXCR4 mutations.

In WM, there are several treatment approaches currently being developed, including targeted therapies and immunotherapies (as monotherapies and combination therapies), chemotherapy, stem cell transplantation, and cancer vaccines. Our principal competitors in ccRCC include Pfizer, Novartis, BMS, and Merck. In glioblastoma, our principal competitors include Genentech/Roche and BMS.

Manufacturing

We do not own or operate, and currently have no plans to establish, manufacturing facilities for the production of clinical or commercial quantities of mavorixafor or any of our other product candidates. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates and any products that we may develop.

We currently engage a single third-party manufacturer to provide the active pharmaceutical ingredient, or API, for mavorixafor. We also engage a single third-party manufacturer to provide fill and finish services for the final drug product formulation of mavorixafor for use in our clinical trials.

We obtain the supplies of our API and drug products from these manufacturers pursuant to typical industry standard clinical supply agreements. We believe that both API and drug product manufacturers have the capability and capacity to manufacture currently projected clinical trial supply and commercial volumes of mavorixafor and we are engaged in active discussions with both parties to plan commercial manufacturing arrangements. We obtain the supplies of our product candidates from these manufacturers under master services contracts and specific work orders. However, we do not have long-term supply arrangements in place. We do not currently have arrangements in place for redundant supply or a second source for API for mavorixafor. If any of our current manufacturers becomes unavailable to us for any reason, we believe that there are a number of potential replacements, although we might incur some delay in identifying and qualifying such replacements. We intend to identify and qualify additional manufacturers to provide bulk drug substance and drug product services prior to submission of a new drug application, or NDA, to the FDA, if necessary, to ensure sufficient commercial quantities of mavorixafor.

License Agreements

License Agreement with Genzyme

In July 2014, we entered into a license agreement with Genzyme pursuant to which we were granted an exclusive license to certain patent applications and other intellectual property owned or controlled by Genzyme related to the CXCR4 receptor to develop and commercialize products containing licensed compounds (including but not limited to mavorixafor) for all therapeutic, prophylactic and diagnostic uses with the exception of autologous and allogenic human stem cell therapy. Genzyme has retained the exclusive right to use the intellectual property licensed to us in specific indications related to Genzyme’s product Mozobil® and allogenic/autologous hematopoietic stem cell transplantation treatments. Genzyme has also retained the non-exclusive right to conduct preclinical research involving compounds in any field, including any fields licensed to us, but has not retained rights to conduct any clinical development or commercialization of those compounds identified in the agreement in any of the fields licensed to us. We are primarily responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents covering the intellectual property licensed to us under the agreement at our sole expense.

Under the terms of the agreement, we are obligated to use commercially reasonable efforts to develop and commercialize licensed products for use in the field in the United States and at least one other major market country. We have the right to grant sublicenses of the licensed rights that cover mavorixafor to third parties. If we wish to grant a sublicense to any licensed product other than mavorixafor, we are obligated to first offer the sublicense to Genzyme. If Genzyme expresses written interest for the sublicense, then we will negotiate exclusively with Genzyme for a certain stated period to obtain a license to such rights, after which Genzyme shall have no further rights with respect to such licensed product and we will be free to negotiate a sublicense with respect to such licensed product with any third party.

We paid Genzyme an initial fee on the effective date of the agreement and an additional fee in the amount of $300,000 upon the satisfaction of X4’s financing obligation by X4’s Series A round financing.

X4 issued Genzyme 1,129,823 shares of its common stock following its Series A financing, equal to 10% of its outstanding common stock at the time following the Series A financing. No further issuance of shares is required under the terms of the license.

We are obligated to pay Genzyme milestone payments in the aggregate amount of up to $25,000,000, contingent upon our achievement of certain late-stage regulatory and sales milestones with respect to licensed products. In addition, X4 was required to make a one-time milestone payment to Genzyme upon the consummation by X4 of a change of control transaction, in an amount equal to 5.5% of the consideration paid to its equity holders, other than Genzyme, in connection with such change of control transaction, after deducting its outstanding debt obligations and the aggregate cash investments made by X4’s equity holders prior to the closing of the change of control transaction. The Merger qualified as a change of control event, as defined in the license agreement, but resulted in no payment being due to Genzyme under the license agreement.

We are obligated under the agreement to pay Genzyme tiered royalties based on net sales of licensed products that we commercialize under the agreement. Our obligation to pay royalties for each licensed product expires on a country-by-country basis on the latest of (i) the expiration of licensed patent rights that cover that licensed product in that country, (ii) the expiration of regulatory exclusivity in that country and (iii) ten years after the first commercial sale of such licensed product in that country. Royalty rates are subject to reduction under the agreement in specified circumstances, including in any country if we are required to obtain a license from any third party to the extent our patent rights might infringe the third party’s patent rights, if a licensed product is not covered by a valid claim in that country or if sales of generic products reach certain thresholds in that country. If we enter into a sublicense under the agreement, we will be obligated to pay Genzyme a percentage of certain upfront, maintenance fees, milestone payments and royalty payments paid to us by the sublicensee.

The term of the agreement will continue until the later of the expiration of the last to expire valid claim of the patents licensed under the agreement that cover any licensed product, the expiration of regulatory exclusivity applicable to any licensed product and 10 years from the date of first commercial sale of any licensed product. Either we or Genzyme may terminate the agreement in the event of the bankruptcy or uncured material breach by the other party. Genzyme may terminate the agreement if we or our affiliates initiate a patent challenge of the patents licensed under the agreement. We may terminate the agreement immediately upon notice to Genzyme if we reasonably believe that the development or commercialization of a licensed compound or product under the agreement would result in a material safety issue for patients.

License Agreement with Georgetown University

In December 2016, we entered into a license agreement with the Georgetown University, or Georgetown, pursuant to which we obtained an exclusive, worldwide license to practice certain methods, and to make, have made, use, sell, offer for sale and import products, covered by licensed patent rights co-owned by Georgetown. The rights licensed to us are for all therapeutic, prophylactic and diagnostic uses in all disease indications in humans and animals. We have the right to grant sublicenses of the licensed rights to third parties to the extent consistent with the terms of the agreement.

Under the terms of the agreement we paid a one-time only, upfront fee of $50,000, and we may be required to pay milestone payments of up to an aggregate of $800,000 related to commercial sales of a licensed product. We are responsible for all patent prosecution costs incurred with respect to the licensed patents. We are obligated under the agreement to use commercially reasonable efforts to develop and commercialize licensed product, to make licensed product reasonably available to the public, to obtain government approvals for licensed product and to market licensed product in quantities sufficient to meet the market demand.

The term of the license agreement will continue until the expiration of the last valid claim within the patent rights covering the licensed products. Georgetown may terminate the agreement or convert our license to non-exclusive in the event (i) we fail to pay any amount and fail to cure such failure within 30 days after receipt of notice, (ii) we default in our obligation to obtain and maintain insurance and fail to remedy such breach within 45 days after receipt of notice, (iii) we declare insolvency or bankruptcy or (iv) we materially default in the performance of any material obligations under the agreement which is not cured within a certain period from the date of written notice of such default. We may terminate the agreement at any time upon at least 60 days’ written notice.

License Agreement with Beth Israel Deaconess Medical Center

In December 2016, we entered into a license agreement with Beth Israel Deaconess Medical Center, or BIDMC, pursuant to which we obtained an exclusive, worldwide license to make, have made, use, sell, offer for sale and import of licensed products and certain processes covered by licensed patent rights co-owned by BIDMC and a nonexclusive royalty-free right to use certain information pertaining to any invention claimed in the licensed patents that is owned by BIDMC to develop, make, have made, use, have used, sell, have sold and commercialize such licensed products and processes. The rights licensed to us are for all fields of use. We have the right to grant sublicenses of the licensed rights to third parties to the extent consistent with the terms of the agreement.

Under the terms of the agreement we paid a one-time only, upfront fee of $20,000 and we are responsible for all future patent prosecution costs.

The term of the license agreement will continue until the expiration of the last valid claim within the patent rights covering the licensed product. BIDMC may terminate the agreement in the event (i) we fail to pay any amount and fail to cure such failure within 15 days after receipt of notice, (ii) the insurance coverage that we are obligated to maintain under the agreement is terminated and we fail to obtain replacement insurance within a certain period of time following notice to BIDMC, or (iii) we declare insolvency or bankruptcy. In addition, if we are in material breach of any material provisions of the agreement and fail to remedy such breach within 60 days after receipt of notice, BIDMC may terminate the agreement or terminate any licenses granted under the agreement with respect to the country or countries in which such material breach has occurred. We may terminate the agreement at any time upon at least 90 days’ written notice.

Intellectual Property

Our ability to commercialize our product candidates depends in large part on our ability to obtain and maintain intellectual property protection for our product candidates, including mavorixafor, and our preclinical compounds and core technologies. Our policy is to seek to protect our intellectual property position by, among other methods, filing U.S. and foreign patent applications related to the technology, inventions and improvements that are important to the development and implementation of our business strategy. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position.

We file patent applications directed to our product candidates, preclinical compounds and related technologies to establish intellectual property positions on these compounds and their uses in disease. As of March 15, 2019, we owned or exclusively licensed 12 issued U.S. patents, 10 pending U.S. non-provisional patent applications, five pending U.S. provisional patent applications, and approximately 120 PCT and foreign patents and patent applications in the following foreign jurisdictions: Belgium, Brazil, Canada, China, European Patent Office, France, Germany, Great Britain, Hong Kong, India, Ireland, Italy, Israel, Japan, Lichtenstein, Mexico, Netherlands, Spain, Sweden and Switzerland.

As of March 15, 2019, our in-licensed intellectual property portfolio for mavorixafor included one issued U.S. patent and one allowed U.S. patent application directed to compositions of matter for mavorixafor, which is expected to expire in December 2022 excluding possible patent term extensions of up to an additional five years. The intellectual property portfolio for mavorixafor also included one issued U.S. patent with claims directed to a crystalline salt form of mavorixafor, one issued U.S. patent directed to pharmaceutical compositions of mavorixafor in unit dosage form, and four issued U.S. patents directed to methods of making mavorixafor and key intermediates. We also had four issued U.S. patents directed to compositions and methods of making chemical compounds related to the X4P-001 program. Approximately 85 corresponding PCT and foreign patents and patent applications directed to compositions of matter and related chemical compounds as well as methods of making and methods of use were issued or pending. All of the above patents and patent applications were exclusively licensed to us pursuant to the terms of the Genzyme license agreement.

Additionally, we have filed our own patent applications with respect to the mavorixafor and X4P-002 product candidates. Some of these patent applications are co-owned with Genzyme, BIDMC, or Georgetown, with their rights exclusively licensed to X4. As of March 15, 2019, our independently generated intellectual property portfolio included six pending U.S. non-provisional patent applications, five pending U.S. provisional patent applications, and approximately 22 pending PCT and foreign patent applications related to our mavorixafor clinical programs in cancer and primary immunodeficiencies; and three pending U.S. non-provisional patent applications and 13 pending PCT and foreign patent applications related to our preclinical compounds and X4P-002 in glioblastoma. Patents issuing from these applications, if any, are expected to expire between 2036 and 2039.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or the USPTO, in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. The term of a U.S. patent that covers a drug or biological product may also be eligible for patent term extension when approval from the FDA is granted, provided statutory and regulatory requirements are met. In the future, if our product candidates receive approval from the FDA or foreign regulatory authorities, we expect to apply for patent term extensions on issued patents covering those products, depending upon the length of the clinical trials for each drug and other factors. There can be no assurance that any of our pending patent applications will issue or that we will benefit from any patent term extension or other favorable adjustment to the term of any of our patents.

As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates, including mavorixafor, and its preclinical compounds, and our core technologies will depend on our success in obtaining effective patent claims and enforcing those claims if granted. However, patent applications that we may file or license from third parties may not result in the issuance of patents. We also cannot predict the breadth of claims that may be allowed or enforced in our patents. Any issued patents that we may receive in the future may be challenged, invalidated or circumvented. For example, prior to March 16, 2013, in the United States, patent applications were subject to a “first to invent” rule of law. Applications filed after March 16, 2013 (except for certain applications claiming the benefit of earlier-filed applications) are subject to a “first to file” rule of law.

Discoveries reported in the scientific literature often lag the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We cannot be certain that any existing or future application will be subject to the “first to file” or “first to invent” rule of law, that we were the first to make the inventions claimed in our existing patents or pending patent applications subject to the prior laws, or that we were the first to file for patent protection of such inventions subject to the new laws. If third parties prepare and file patent applications in the United States that also claim technology we have claimed in our patents or patent applications, we may have to participate in interference proceedings in the USPTO to determine priority of invention, which could result in substantial costs to us, even if the eventual outcome is favorable to us. In addition, because of the extensive time required for clinical development and regulatory review of a product candidate we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

In addition to patents, we rely upon unpatented trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, by using confidentiality agreements with our collaborators, scientific advisors, employees and consultants, and invention assignment agreements with our employees. We also have agreements requiring assignment of inventions with selected consultants, scientific advisors and collaborators. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses requiring invention assignment, to grant us ownership of technologies that are developed under those agreements.

Government Regulation and Product Approval

The FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, refusal by the FDA to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, civil penalties and criminal prosecution.

Pharmaceutical product development in the United States typically involves preclinical or other nonclinical laboratory and animal tests and the submission to the FDA of an IND, which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. In certain cases, the FDA may determine that a drug is effective based on one clinical study plus confirmatory evidence. Satisfaction of the FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Nonclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal requirements, including the FDA’s good laboratory practices regulations and the U.S. Department of Agriculture’s, or USDA’s, regulations implementing the Animal Welfare Act. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term nonclinical tests, such as animal studies of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with the FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, at each site where a trial will be conducted for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In general, in Phase 1, the initial introduction of the drug into healthy human volunteers or, in some cases, patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. The FDA may, however, determine that a drug is effective based on one clinical trial plus confirmatory evidence. Only a small percentage of investigational drugs complete all three phases and obtain marketing approval. In some cases, the FDA may require post-market studies, known as Phase 4 studies, to be conducted as a condition of approval to gather additional information on the drug’s effect in various populations and any side effects associated with long-term use. Depending on the risks posed by the drugs, other post-market requirements may be imposed.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, subject to certain exceptions and waivers, such as for orphan-designated drugs.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. Under the statute and implementing regulations, the FDA has 180 days (the initial review cycle) from the date of filing to issue either an approval letter or a complete response letter, unless the review period is adjusted by mutual agreement between the FDA and the applicant or as a result of the applicant submitting a major amendment. In practice, the performance goals established pursuant to the Prescription Drug User Fee Act have effectively extended the initial review cycle beyond 180 days. The FDA’s current performance goals call for the FDA to complete review of 90% of standard (non-priority) NDAs within 10 months of receipt and within six months for priority NDAs, but two additional months are added to standard and priority NDAs for a new molecular entity, or NME.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current GMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing 90% of resubmissions within two to six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information on a public website maintained by the U.S. National Institutes of Health. Information related to the product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed for up to two years if the sponsor certifies that it is seeking approval of an unapproved product or that it will file an application for approval of a new indication for an approved product within one year. Competitors may use this publicly available information to gain knowledge regarding the design and progress of the development programs.

The Hatch-Waxman Act

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are considered to be therapeutically equivalent to the listed drug, are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug in accordance with state law.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement, certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of-use, rather than certify to a listed method-of-use patent.

If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Exclusivity

Upon NDA approval of a new chemical entity, or NCE, which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which time the FDA cannot receive any ANDA or 505(b)(2) application seeking approval of a drug that references a version of the NCE drug. Certain changes to a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which the FDA cannot approve an ANDA or 505(b)(2) application that includes the change.

An ANDA or 505(b)(2) application may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification and thus no ANDA or 505(b)(2) application may be filed before the expiration of the exclusivity period.

For a botanical drug, the FDA may determine that the active moiety is one or more of the principal components or the complex mixture as a whole. This determination would affect the utility of any five-year exclusivity as well as the ability of any potential generic competitor to demonstrate that it is the same drug as the original botanical drug.

Five-year and three-year exclusivities do not preclude FDA approval of a 505(b)(1) application for a duplicate version of the drug during the period of exclusivity, provided that the 505(b)(1) applicant conducts or obtains a right of reference to all of the preclinical studies and adequate and well controlled clinical trials necessary to demonstrate safety and effectiveness.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase—the time between IND submission and NDA submission—and all of the review phase—the time between NDA submission and approval up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Advertising and Promotion

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, require a REMS special communications regarding the safety of the drug or heightened surveillance to monitor the effects of an approved product, or may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging, and labeling procedures must continue to conform to GMP after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

Pediatric Exclusivity and Pediatric Use

The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month period of exclusivity attached to any other exclusivity listed with FDA—patent or non-patent—for a drug if certain conditions are met. Conditions for pediatric exclusivity include a determination by the FDA that information relating to the use of a new drug in the pediatric population may produce health benefits in that population; a written request by the FDA for pediatric studies; and agreement by the applicant to perform the requested studies and the submission to the FDA, completion of the studies in accordance with the written request, and the acceptance by the FDA of the reports of the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications.

In addition, under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, unless the sponsor has received a deferral or waiver from the FDA. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted. The sponsor or the FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data need to be collected before the pediatric studies begin. Under PREA, the FDA must send a non-compliance letter requesting a response within 45 days to any sponsor that fails to submit the required assessment, fails to keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States (or affects more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for such disease or condition will be recovered from sales of such drug in the United States). Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. If the FDA designates an orphan drug based on a finding of clinical superiority, the FDA must provide a written notification to the sponsor that states the basis for orphan designation, including “any plausible hypothesis” relied upon by the FDA. The FDA must also publish a summary of its clinical superiority findings upon granting orphan drug exclusivity based on clinical superiority.

Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we are and will be subject, either directly or through our distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products, if approved.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product in those countries.

In the European Union, medicinal products are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the European Union and national levels. Additional rules also apply at the national level to the manufacture, import, export, storage, distribution and sale of controlled substances. In many E.U. member states, the regulatory authority responsible for medicinal products is also responsible for controlled substances. Responsibility is, however, split in some member states, such as the United Kingdom. Generally, any company manufacturing or distributing a medicinal product containing a controlled substance in the European Union will need to hold a controlled substances license from the competent national authority and will be subject to specific record-keeping and security obligations. Separate import or export certificates are required for each shipment into or out of the member state.

Clinical Trials and Marketing Approval

Certain countries outside of the United States have a process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials. In Europe, for example, a clinical trial application, or CTA, must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements and a company has received favorable ethics committee approval, clinical trial development may proceed in that country.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying E.U. legislation. In all cases, the clinical trials must be conducted in accordance with the International Conference on Harmonization, or ICH, guidelines on GCP and other applicable regulatory requirements.

To obtain regulatory approval to place a drug on the market in the European Union, we must submit a marketing authorization application. This application is similar to the NDA in the United States, with the exception of, among other things, country-specific document requirements. All application procedures require an application in the common technical document, or CTD, format, which includes the submission of detailed information about the manufacturing and quality of the product, and non-clinical and clinical trial information. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, (iii) the decentralized procedure or (iv) national authorization procedures.

The European Commission created the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Union and, by extension (after national implementing decisions) in Iceland, Liechtenstein and Norway, which, together with the E.U. member states, comprise the European Economic Area, or EEA. Applicants file marketing authorization applications with the EMA, where they are reviewed by a relevant scientific committee, in most cases the Committee for Medicinal Products for Human Use, or CHMP. The EMA forwards CHMP opinions to the European Commission, which uses them as the basis for deciding whether to grant a marketing authorization. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases) and (iv) advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the voluntary request of the applicant also be used for human drugs which do not fall within the above-mentioned categories if the CHMP agrees that (a) the human drug contains a new active substance not yet approved on November 20, 2005; (b) it constitutes a significant therapeutic, scientific or technical innovation or (c) authorization under the centralized procedure is in the interests of patients at the E.U. level.

Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP), with adoption of the actual marketing authorization by the European Commission thereafter. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: the seriousness of the disease to be treated, the absence of an appropriate alternative therapeutic approach, and anticipation of exceptional high therapeutic benefit. In this circumstance, the EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

For those medicinal products for which the centralized procedure is not available, the applicant must submit marketing authorization applications to the national medicines regulators through one of three procedures: (i) the mutual recognition procedure (which must be used if the product has already been authorized in at least one other E.U. member state, and in which the E.U. member states are required to grant an authorization recognizing the existing authorization in the other E.U. member state, unless they identify a serious risk to public health), (ii) the decentralized procedure (in which applications are submitted simultaneously in two or more E.U. member states) or (iii) national authorization procedures (which results in a marketing authorization in a single E.U. member state).

Mutual Recognition Procedure

The mutual recognition procedure, or MRP, for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the European Union. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal products and must be used if the product has already been authorized in one or more member states.

The characteristic of the MRP is that the procedure builds on an already–existing marketing authorization in a member state of the European Union that is used as a reference in order to obtain marketing authorizations in other E.U. member states. In the MRP, a marketing authorization for a drug already exists in one or more member states of the European Union and subsequently marketing authorization applications are made in other E.U. member states by referring to the initial marketing authorization. The member state in which the marketing authorization was first granted will then act as the reference member state. The member states where the marketing authorization is subsequently applied for act as concerned member states. The concerned member states are required to grant an authorization recognizing the existing authorization in the reference member state, unless they identify a serious risk to public health.

The MRP is based on the principle of the mutual recognition by E.U. member states of their respective national marketing authorizations. Based on a marketing authorization in the reference member state, the applicant may apply for marketing authorizations in other member states. In such case, the reference member state shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all member states, together with the approved summary of product characteristics, labeling and package leaflet. The concerned member states then have 90 days to recognize the decision of the reference member state and the summary of product characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

If any E.U. member state refuses to recognize the marketing authorization by the reference member state, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a timeframe of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the European Commission for the start of the decision making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Products.

Data Exclusivity

In the European Union, marketing authorization applications for generic medicinal products do not need to include the results of pre-clinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved.

Orphan Medicinal Products

The EMA’s Committee for Orphan Medicinal Products, or COMP, may recommend orphan medicinal product designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union. Additionally, this designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in developing the medicinal product. The COMP may only recommend orphan medicinal product designation when the product in question offers a significant clinical benefit over existing approved products for the relevant indication. Following a positive opinion by the COMP, the European Commission adopts a decision granting orphan status. The COMP will reassess orphan status in parallel with EMA review of a marketing authorization application and orphan status may be withdrawn at that stage if it no longer fulfills the orphan criteria (for instance because in the meantime a new product was approved for the indication and no convincing data are available to demonstrate a significant benefit over that product). Orphan medicinal product designation entitles a party to financial incentives such as a reduction of fees or fee waivers and 10 years of market exclusivity is granted following marketing authorization. During this period, the competent authorities may not accept or approve any similar medicinal product, unless it offers a significant clinical benefit. This period may be reduced to six years if the orphan medicinal product designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Paediatric Investigation Plan, or PIP, with the EMA and must conduct pediatric clinical trials in accordance with that PIP unless a waiver applies, for example, because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if the product covered by it qualifies for one at the time of approval). This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Reimbursement

Sales of pharmaceutical products in the United States will depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, and commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, utilization management and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Part D is available through both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee.

Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively, the ACA, was enacted with the goal of expanding coverage for the uninsured while at the same time containing overall health care costs. With regard to pharmaceutical products, among other things, the ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare D program. We still cannot fully predict the impact of the ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet been completed, and the Centers for Medicare & Medicaid Services has publicly announced that it is analyzing the ACA regulations and policies that have been issued to determine if changes should be made. In addition, although the United States Supreme Court has upheld the constitutionality of most of the ACA, some states have stated their intentions to not implement certain sections of the ACA and some members of Congress and President Trump are still working to repeal the ACA. These challenges add to the uncertainty of the changes enacted as part of ACA.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, some E.U. jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. Such differences in national pricing regimes may create price differentials between E.U. member states. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States. In the European Union, the downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, barriers to entry of new products are becoming increasingly high and patients are unlikely to use a drug product that is not reimbursed by their government.

New Legislation and Regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA and relevant regulatory authorities outside the United States. In addition to new legislation, regulations and policies are often revised or interpreted by regulatory authorities in ways that may significantly affect our business and our product candidates. It is impossible to predict whether further legislative changes will be enacted or whether regulations, guidance, policies or interpretations will be changed or what the effect of such changes, if any, may be.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the United States, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

Other Healthcare Laws and Compliance Requirements

If we obtain regulatory approval of our products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conducts our business. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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the federal transparency laws, including the federal Physician Payments Sunshine Act, that require drug manufacturers to disclose payments and other transfers of value provided to physicians and teaching hospitals;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, state laws governing the disclosure of payments to health care professionals and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Employees

As of March 15, 2019, we employed 39 full-time employees, of whom 14 hold Ph.D. or M.D. degrees. Of these employees, 27 were engaged in research and development and 12 were engaged in general and administrative functions. All of our employees are located in the United States and Vienna, Austria. We have no collective bargaining agreements with our employees and have not experienced any work stoppages. We consider our relationship with our employees to be good.

Facilities

We lease approximately 12,577 square feet of office space at 955 Massachusetts Avenue, 4th Floor, Cambridge, Massachusetts, which serves as our corporate headquarters. The lease expires on July 31, 2022, and we have the option to extend the term one time for an additional five-year period. The base monthly payment on the lease is $67,077 as of December 31, 2018, subject to specified annual increases of approximately 1.5% during the term of the lease and not including operating expenses, certain utilities, taxes and insurance for which we are responsible. In addition, we currently lease approximately 5,711 square feet of office space in Waltham, Massachusetts under a lease that currently expires in December 2023 and approximately 410 square meters of office and laboratory space in Vienna, Austria under a sublease that currently expires in February 2021. We believe that our existing facilities are adequate to meet our current needs and that suitable alternative spaces will be available in the future on commercially reasonable terms. Following the Merger, we are consolidating our U.S. operations into our corporate headquarters in Cambridge, Massachusetts. As a result, we intend to seek to sublease our facility in Waltham, Massachusetts. There can be no assurances, however, that we will be able to sublease all or any portion of this facility on acceptable terms, or at all.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Special Note Regarding Forward-Looking Statements

This business section contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or to our future operating or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement. Forward-looking statements include statements, other than statements of historical fact, about, among other things:

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the progress, scope, cost, duration or results of our development activities, nonclinical studies and clinical trials of mavorixafor (X4P-001), X4P-002 and X4P-003 or any of our other product candidates or programs, such as the target indication(s) for development, the size, design, population, conduct, cost, objective or endpoints of any clinical trial, or the timing for initiation or completion of or availability of results from any clinical trial (including our planned trials for mavorixafor in Warts, Hypogammaglobulinemia, Infections, and Myelokathexis syndrome, severe congenital neutropenia and Waldenström macroglobulinemia), for submission or approval of any regulatory filing or for meeting with regulatory authorities;

•	our plans with respect to the Arsanis preclinical and clinical programs;

•	the potential benefits that may be derived from any of our product candidates;

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the timing of and our ability to obtain and maintain regulatory approval of our existing product candidates, any product candidates that we may develop, and any related restrictions, limitations, or warnings in the label of any approved product candidates;

•	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements or our need for additional financing; and

•	our strategies, prospects, plans, expectations or objectives.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this report, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance or achievements expressed or implied by any forward-looking statement to differ. These risks, uncertainties and other factors are described in greater detail under the caption “Risk Factors” in the filings that we make with the Securities and Exchange Commission. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

You should read this report and the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.